Table of Contents

EXECUTION

INDEMNITY AGREEMENT

Dated March 24, 2004

among

BRASIL TELECOM S.A.

as Borrower

and

JAPAN BANK FOR INTERNATIONAL COOPERATION

as Guarantor

SUMITOMO MITSUI BANKING CORPORATION

as Collection Agent

in respect of the Loan Agreement

among

BRASIL TELECOM S.A.

as Borrower,

THE FINANCIAL INSTITUTIONS

named therein

as LENDERS

SUMITOMO MITSUI BANKING CORPORATION

as Agent and as Collection Agent

Annexes

Annex A	Form of the Guarantee Agreement

Annex B	Form of Consent of Borrower's Agents for Service of Process

THIS INDEMNITY AGREEMENT is dated March 24, 2004 among:

(1) Brasil Telecom S.A. (the “Borrower”);

(2) Japan Bank for International Cooperation (the “Guarantor”); and

(3) Sumitomo Mitsui Banking Corporation as collection agent (the “Collection Agent”).

WHEREAS:

(A) At the request of the Borrower, certain financial institutions defined herein as the “LENDERS” have agreed to make available to the Borrower a loan in an aggregate amount of up to twenty seven billion five hundred million Yen (¥27,500,000,000) under the terms and conditions of a loan agreement entered into among the Borrower, the LENDERS, the Agent and the Collection Agent defined therein dated the date hereof (the “Loan Agreement”) to provide the Borrower with funds to finance the Project (as defined in the Loan Agreement);

(B) At the request of the Borrower, the Guarantor has agreed (subject to certain conditions) to guarantee the repayment of the principal of, and interest on, the Loan pursuant to a guarantee agreement dated the date hereof among each of the LENDERS, the Agent and the Guarantor in the form set forth in Annex A (the “Guarantee Agreement”);

(C) In consideration of the Guarantor agreeing to provide the Guarantee Agreement, and for other good and valuable consideration (the receipt of which is hereby acknowledged) the Borrower agrees to reimburse the Guarantor any amount paid by the Guarantor under the Guarantee Agreement, and to undertake certain other obligations towards the Guarantor, as hereinafter provided;

(D) To facilitate payments, apportionment and other matters in regard to this Agreement and the Loan Agreement, the parties hereto together with the LENDERS and the Agent have entered into a general agency agreement dated the date hereof (the “General Agency Agreement”); and

(E) The purpose of this Agreement is to support the Borrower in maintaining continuous access to international capital markets, to contribute to the economy of the Borrower's Country by supporting the financing of the Project and to further promote economic co-operation between Japan and the Borrower's Country.

IT IS AGREED as follows:

Article I
Interpretation

SECTION 1.1 (Definitions)

(1) Unless otherwise defined herein and except where the context otherwise requires, all terms and expressions defined in the Loan Agreement (as in effect on the date of this Agreement or as subsequently amended with the consent of the Guarantor) shall have the same respective meanings when used in this Agreement and in Annexes hereto.

(2) In this Agreement and in the Recitals and Annexes hereto, the following expressions shall, unless the context otherwise requires, have the following meanings:

“After-Tax Basis”:

means on a basis such that any payment required to be paid on such basis shall, if necessary, be supplemented by a further compensation so that the actual amount received after all deductions and withholdings shall equal the amount that would have been received if no deduction or withholding were required;

“Borrower's New York Process Agent”:
has the meaning set out in SECTION 9.4(a) of this Agreement;

“Borrower's Tokyo Process Agent”:
has the meaning set out in SECTION 9.4(a) of this Agreement;

“Guarantor Payment”:
means any amount paid or, as the context requires, to be paid by the Guarantor under the Guarantee Agreement;

“Indemnity Interest Rate”:

means a rate per annum determined on a daily basis for each Guarantor Payment and being equal to the Applicable Spread above LIBOR prevailing under the Loan Agreement for the last Interest Period preceding the relevant payment default for which such Guarantor Payment was made, plus the lower of (i) two percent (2.00%) per annum and (ii) the ceiling rate stipulated by the regulation of the Central Bank of Brazil, provided that, to the full extent permitted by applicable law, if such ceiling rate becomes less than one percent (1.00%) per annum, one percent (1.00%) per annum; and

“LIBOR”:
has the meaning set out in the definition of “Floating Rate” set forth in the Loan Agreement.

SECTION 1.2 (Construction)

(a) Headings in this Agreement (and their use in cross-references) are inserted for ease of reference only and do not form a part of this Agreement and shall have no effect on the interpretation of any of the provisions hereof.

(b) The Annexes to this Agreement shall form an integral part of this Agreement.

(c) References to this Agreement, the Loan Agreement, the General Agency Agreement and the Guarantee Agreement in this Agreement shall be construed as a reference to this Agreement, the Loan Agreement, the General Agency Agreement and the Guarantee Agreement as the same may be amended, modified, supplemented or replaced pursuant to the terms thereof and hereof from time to time.

(d) Where the context so requires, words importing the singular number shall include the plural and vice versa.

(e) Unless otherwise specified, an Article, Section or Annex is a reference to an article or section of or an annex to this Agreement.

Article II
Reimbursement, Payment and Indemnity

SECTION 2.1 (Guarantee Agreement)

The Borrower hereby requests the Guarantor, and the Guarantor hereby agrees, subject to the terms and conditions of this Agreement, to guarantee certain payment obligations of the Borrower pursuant to the terms of the Guarantee Agreement in the form set out in Annex A (Guarantee Agreement).

SECTION 2.2 (Reimbursement for Guarantor Payments and Interest thereon)

(a) In the event that the Guarantor makes any Guarantor Payment, in accordance with the terms and conditions set out in the Guarantee Agreement, the Borrower agrees, subject to the terms hereof, without prejudice to any right of the Guarantor under law, the Loan Agreement, any other Transaction Document or any other agreement, instrument or document, to:

(i)	reimburse the Guarantor for such Guarantor Payment within ten (10) Business Days after demand from the Guarantor therefor; and

(ii)

pay to the Guarantor within ten (10) Business Days after demand from the Guarantor therefor interest on such Guarantor Payment at the Indemnity Interest Rate in respect of such Guarantor Payment during the period from and including the date on which the Guarantor makes such Guarantor Payment to but excluding the date on which the Guarantor is fully reimbursed for such Guarantor Payment by the Borrower.

(b) The obligation of the Borrower to pay interest on such Guarantor Payment shall not be conditional upon any notification of the Indemnity Interest Rate to the Borrower by the Guarantor.

(c) The interest required to be paid by SECTION 2.2(a) shall be payable from time to time within ten (10) Business Days after demand from the Guarantor therefor, shall accrue on a day to day basis, shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed, and shall accrue after as well as before judgment but shall not be daily compounded.

SECTION 2.3 (Indemnity for Costs)

The Borrower agrees to indemnify the Guarantor on demand in respect of all actions, proceedings, liabilities, claims, losses, damages, costs and expenses suffered and incurred by the Guarantor in relation to or arising out of the Guarantee Agreement or a breach of any of the obligations or covenants of the Borrower or the incorrectness of any representation, warranty or statement made or given by the Borrower under this Agreement, the General Agency Agreement or the Loan Agreement or otherwise relating to the transactions contemplated hereby or thereby, except in case of the Guarantor’s gross negligence or willful misconduct.

SECTION 2.4 (Authority to Comply with Demands)

(a) Subject to the terms hereof, the Borrower irrevocably:

(i)

authorizes the Guarantor to comply with any demands and make any payments which may be due from or claimed upon or made by the Guarantor pursuant to the Guarantee Agreement, (it being understood that the Collection Agent (on behalf of the Guarantor) shall promptly notify the Borrower in writing of any such demand or Guarantor Payment (as the case may be) but failure by the Collection Agent to give such notice shall in no way affect the Guarantor’s obligation to make Guarantor Payments under the Guarantee Agreement or the obligation of the Borrower to make payments required to be made by it to, or otherwise indemnify, the Guarantor pursuant to this Agreement); and

(ii)

agrees that it shall not be incumbent on the Guarantor to enquire whether or not any such demands or Guarantor Payments are in fact due or whether or not any statements in such demands are in fact correct or whether or not any dispute exists between the Borrower and the Agent and the LENDERS.

(b) The Borrower expressly acknowledges and agrees to the terms of the Guarantee Agreement.

SECTION 2.5 (Demand to be Conclusive)

(a) The Borrower agrees that, in the absence of any manifest and material error, any such demand or payment shall, as between the Borrower and the Guarantor, be conclusive evidence that the demand is properly made and/or payment properly due, and the Borrower further agrees that the Guarantor may rely upon any notice received by it from the Agent in complying with any such demand or making any such payment.

(b) Subject to the terms hereof, a certificate in writing signed by an officer of the Guarantor and certifying the amount from time to time due from the Borrower under this Agreement shall, in the absence of manifest error, be conclusive evidence of the matters so certified.

SECTION 2.6 (Obligations not Discharged)

The obligations of the Borrower under this Agreement shall not be discharged except by performance and then only to the extent of such performance. Such obligations shall not be impaired by:

(a) any extension of time, forbearance, concession or other indulgence given to the Guarantor, the Agent, the LENDERS or any other Person (including the Borrower);

(b) any variation of the Guarantee Agreement (except one which would materially increase the obligations of the Borrower under this Agreement), the Loan Agreement, the General Agency Agreement or any other related agreement or document;

(c) the exercise (or non-exercise) by the Guarantor of any discretion under the Guarantee Agreement or any breach by the LENDERS or the Agent of any of their respective obligations under any of the Loan Agreement, the Guarantee Agreement or the General Agency Agreement or any other related agreement or document; or

(d) any other circumstances which would or might (but for this provision) constitute a discharge or defense of the Borrower.

SECTION 2.7 (Extensions, etc.)

The Guarantor may at any time, without thereby discharging, impairing or otherwise affecting any rights, powers and remedies hereby created or conferred upon it by this Agreement, the Loan Agreement, the General Agency Agreement or any other related agreement or by law:

(a) offer or agree to or enter into any agreement for the extension or variation of the Guarantee Agreement (except one which would materially increase the obligations of the Borrower under this Agreement), the Loan Agreement, the General Agency Agreement or any other related agreement; or

(b) offer to give, or agree to give, any time or other indulgence to any other Person or entity from whom it may seek reimbursement in respect of sums paid out by the Guarantor under the Guarantee Agreement.

SECTION 2.8 (Rights Additional)

(a) Any rights conferred on the Guarantor by this Agreement shall be in addition to, and not in substitution for or derogation of, any other right which the Guarantor may at any time have to seek from the Borrower or any other Person, reimbursement of or indemnification against payments made or liabilities incurred under the Guarantee Agreement.

(b) The Guarantor may exercise, upon subrogation and/or assignment pursuant to the Guarantee Agreement, the rights of the LENDERS against the Borrower under the Loan Agreement and the General Agency Agreement or any security held by or for the benefit of the LENDERS or any related agreement, document or instrument; and (without prejudice to any right which the Borrower may have against the LENDERS or the Agent) the Borrower may not assert against the Guarantor any defense which it might have against the LENDERS or the Agent or any of them.

SECTION 2.9 (No Waiver etc.)

(a) No delay in exercising, or omission to exercise, any right, power or remedy accruing to the Guarantor under the Loan Agreement, the General Agency Agreement, the Guarantee Agreement, this Agreement or any other related agreement upon any default shall impair any such right, power or remedy or be construed to be a waiver thereof or any acquiescence in such default.

(b) No action of the Guarantor in respect of any default, or any acquiescence by it in any default, shall affect or impair any right, power or remedy of the Guarantor in respect of any other or subsequent default.

(c) No single or partial exercise of any right shall preclude any other or further exercise thereof or the exercise of any other right.

(d) No waiver by the Guarantor hereunder shall be effective unless it is in writing.

SECTION 2.10 (No Obligation to Enforce)

Before the Guarantor takes steps to enforce any rights conferred on the Guarantor, or exercising any of the rights, powers and remedies conferred upon the Guarantor by this Agreement, the Loan Agreement, the General Agency Agreement or by law, the Guarantor shall not be obliged;

(i)

to take any action (including, but without limitation, the filing of any petition or other documents for a bankruptcy, winding-up, liquidation or re-organisation of any other Person) or obtain judgment in any court against any other Person (including Persons from whom the Guarantor may seek reimbursement in respect of any Guarantor Payment); or

(ii)	to enforce or seek to enforce any other rights which the Guarantor may have against the Borrower or any other Person.

SECTION 2.11 (Payment)

Without prejudice to its other obligations in this Article II, the Borrower undertakes to pay to the Guarantor the amount(s) in Yen required to satisfy in full any amount demanded under the Guarantee Agreement on the due date for payment of such amount by the Guarantor under the Guarantee Agreement (as notified to the Borrower pursuant to SECTION 2.4(a)(i) (Authority to Comply with Demands)).

SECTION 2.12 (Obligations in Loan Agreement and General Agency Agreement)

Without limitation or restriction upon any of the Borrower's obligations under this Agreement, the Borrower hereby undertakes for the express benefit of the Guarantor to duly and punctually perform all of its obligations under the Loan Agreement and the General Agency Agreement, and all such obligations are incorporated herein by reference as fully and to the same extent as if set forth in full herein.

Article III
Payments and Currency

SECTION 3.1 (Method of Payments and Application of Proceeds)

All payments to be made by the Borrower to the Guarantor hereunder shall be paid on a Business Day in Yen only in immediately available funds to the account of the Collection Agent in accordance with SECTION 3.1 of the General Agency Agreement and shall be applied in accordance with SECTION 3.2 thereof.

SECTION 3.2 (Payments to be free of Claims and Taxes)

(a) No payment to be made by the Borrower hereunder shall be reduced by any set-off or counterclaim, or any Tax.

(b) If any payment hereunder (including one required by this Article) is reduced by a Tax, the Borrower shall make such payment on an After-Tax Basis.

(c) If the Guarantor becomes liable for a Tax on account of a payment (including one required by this SECTION 3.2) from which such Tax has not been deducted or reasonably incurs a cost in connection with a Tax, the Borrower shall, as an indemnity, pay to the Guarantor on demand an amount equal to that Tax or cost.

SECTION 3.3 (Payments in Yen)

The obligation of the Borrower hereunder to make payments in Yen shall not be discharged or satisfied by any amount, tender or recovery (whether pursuant to any judgment or otherwise) expressed, paid or made in or converted into any currency other than Yen except where such amount, tender or recovery shall result in the effective receipt by the Guarantor of the full amount of Yen payable to the Guarantor hereunder and the primary obligation of the Borrower to make payment in Yen shall be enforceable as an alternative or additional cause of action, and shall not be affected by judgment being obtained for any sums due under this Agreement.

Article IV
Representations and Warranties

In order to induce the Guarantor to enter into the Guarantee Agreement, the Borrower hereby, for the benefit of the Guarantor, confirms the representations and warranties set forth in Article VII (Representations and Warranties) of the Loan Agreement as if made as of the date hereof, which representations and warranties shall apply, mutatis mutandis, to this Agreement as if set out in full herein.

The representations and warranties of the Borrower made and given above are continuing representations and warranties and shall survive each Disbursement and the execution of this Agreement, the Loan Agreement and the Guarantee Agreement, and any performance or enforcement of any provision hereof or thereof, and shall be deemed to be repeated by the Borrower on and as of the date of each Disbursement, the date of each Payment Date and the date on which the Guarantee Agreement is executed, with reference to the facts then existing.

Article V
Covenants

The Borrower covenants and agrees that as from the date of this Agreement and so long as any amount payable or repayable by the Borrower under this Agreement, the General Agency Agreement or the Loan Agreement has accrued and remains outstanding:

SECTION 5.1 (Loan Agreement Covenants)

The Borrower shall observe and perform the covenants set forth in Article VIII (Particular Covenants) of the Loan Agreement, which covenants shall apply, mutatis mutandis, to this Agreement as if set out in full herein.

Article VI
Conditions Precedent

The effectiveness of this Agreement shall be subject to the fulfillment to the satisfaction of the Guarantor or waiver by the Guarantor on or prior to the date of the initial Disbursement of all of the following conditions precedent:

(a) The due execution and effectiveness of the Loan Agreement and the General Agency Agreement in form and substance satisfactory to the Guarantor;

(b) The delivery to the Guarantor of an executed copy of the Loan Agreement in form and substance satisfactory to the Guarantor;

(c) The fulfillment of the conditions precedent set forth in Article X of the Loan Agreement to the satisfaction of the Guarantor;

(d) The receipt by the Guarantor of all of the following documents, each in form and substance satisfactory to it:

(i)	a legal opinion of independent legal counsel to the Borrower, substantially in the form set out in Annex F to the Loan Agreement;

(ii)	documentary evidence of the authority of each person who:

(aa) has signed this Agreement, the General Agency Agreement and/or the Loan Agreement on behalf of the Borrower;

(bb) has signed the Guarantee Agreement, the General Agency Agreement and/or the Loan Agreement on behalf of the LENDERS and/or the Agent; and

(cc) will sign the statements, reports, certificates and other documents required by this Agreement, the General Agency Agreement, the Loan Agreement and/or the Guarantee Agreement and will otherwise act as a representative of the Borrower, each LENDER or the Agent in relation to the implementation and administration of this Agreement, the General Agency Agreement, the Loan Agreement and/or the Guarantee Agreement;

(such documentary evidence shall include, if applicable, certified copies of all corporate and governmental actions and consents taken or obtained in order to authorize the execution, delivery and performance by the Borrower of this Agreement, the General Agency Agreement and the Loan Agreement, and by each LENDER and the Agent of the Guarantee Agreement, the Loan Agreement and the General Agency Agreement and the transactions contemplated hereby or thereby and the certified specimen signature of and certificate of incumbency in respect of each person described in (aa), (bb) and (cc) above);

(iii)	the written consent of the Borrower's Tokyo Process Agent and the Borrower's New York Process Agent in the form set out in Annex B;

(iv)

certified copies of all the relevant authorizations relating to the power and authority of the Borrower for the execution, delivery or performance of this Agreement and the General Agency Agreement and each document provided for hereunder and thereunder and documentary evidence that the registration of the Loan Agreement with Banco Central do Brasil has been duly effected, certified by an appropriate officer of the Borrower to be true and correct and in full force and effect;

(v)

such other documents, evidence, materials and information (financial or otherwise) which the Guarantor may reasonably request in relation to this Agreement, the General Agency Agreement, the Loan Agreement or the Guarantee Agreement.

Article VII
Effectiveness

SECTION 7.1 (Validity)

Regardless of the validity or effectiveness of the Loan Agreement, this Agreement shall continue to be effective so long as the Guarantor has any obligation (actual or contingent) under the Guarantee Agreement or any obligation of the Borrower hereunder and/or under the General Agency Agreement exists and continues.

SECTION 7.2 (Reinstatement)

To the extent (i) the Guarantor receives any payment by or on behalf of the Borrower, or (ii) the Agent or any LENDER (or the Guarantor as subrogee thereof) receives any payment with respect to the Loan from the Borrower or any other Person, and, in each case, such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or any other Person, or its estate, trustee, administrator or estate, receiver, custodian or any other party under any bankruptcy or insolvency law then, with respect to clause (i) above, to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to the Guarantor hereunder as of the date such initial payment, reduction or satisfaction occurred, and, with respect to clause (ii) above, the obligations of the Borrower hereunder to reimburse the Guarantor for any amounts it might expend or incur in the event it becomes obligated to pay any LENDER under the Loan Agreement for any such recaptured payment shall be automatically reinstated in full.

Article VIII
Taxes, Fees and Expenses

SECTION 8.1 (Indemnification for Taxes and Banking Charges)

Subject to delivery of reasonably detailed statements and copies of the taxes and charges set forth below, the Borrower shall pay or cause to be paid and shall indemnify the Guarantor against the actual cost to the Guarantor of:

(a) all court taxes, stamp or registration or filing duties or analogous fees, expenses or taxes and any penalties or interest with respect thereto which may be imposed by any law in connection with the execution, delivery, performance, admissibility in evidence or enforcement of this Agreement, the General Agency Agreement or the Loan Agreement or any related agreement, instrument or document or obtaining or enforcing any judgment or award given in respect thereof;

(b) all banking charges or fees, if any, incurred in connection with all payments to be made by the Borrower to the Guarantor under this Agreement or the General Agency Agreement; and

(c) the costs and expenses related to the obtaining and delivery of the opinions (if such opinions are not paid for under the Loan Agreement), documents and evidence referred to in Article VI (Conditions Precedent), but not to exceed the Ceiling Amount when aggregated with amounts due pursuant to Sections (3)(c) and (4)(a) of Article XI (Taxes, Fees and Expenses) of the Loan Agreement.

SECTION 8.2 (Expenses)

(a) The Borrower shall pay to the Guarantor on demand all expenses, but not exceeding the Ceiling Amount when aggregated with amounts due pursuant to Sections (3)(c) and (4)(a) of Article XI (Taxes, Fees and Expenses) of the Loan Agreement) reasonably incurred by the Guarantor in respect of the transactions contemplated hereby and by the General Agency Agreement and the Loan Agreement, including, but not limited to, legal fees and expenses of counsel and translation, communication, travel, accommodation and all other out-of-pocket and other expenses, in connection with the negotiation, preparation, execution, delivery and implementation of this Agreement, the Guarantee Agreement, the Loan Agreement, the General Agency Agreement and any related agreements, documents and instruments and any amendment hereof or thereof.

(b) The Borrower shall also reimburse the Guarantor, on demand, for all reasonable expenses, including but not limited to legal fees, incurred by the Guarantor in contemplation of, or in connection with (i) the administration or enforcement of, or the preservation or perfection of any of its rights under, this Agreement, the Loan Agreement and the General Agency Agreement and the Guarantee Agreement, (ii) the consideration of its rights and liabilities following the occurrence of an Event of Default or (iii) the consideration of any demand served on the Guarantor under the Guarantee Agreement.

(c) The expenses contemplated in this SECTION 8.2 shall be paid by the Borrower to the Guarantor within thirty (30) calendar days after the day on which the Guarantor makes a request to the Borrower for payment of such expenses.

(d) The Borrower’s obligations under this SECTION 8.2 shall be subject to delivery of reasonably detailed statements and copies of the expenses set forth above.

Article IX
Governing Law and Jurisdiction

SECTION 9.1 (Governing Law)

This Agreement shall be governed by and construed in accordance with the laws of Japan.

SECTION 9.2 (Good Faith Consultation)

Each of the parties hereto undertakes to use its respective best efforts to resolve any dispute arising out of or in connection with this Agreement through consultation in good faith and mutual understanding, provided that such consultation shall neither prejudice the exercise of any rights or remedies in respect of any such dispute nor prevent a party taking necessary steps to prevent the expiry of any time limitation for the bringing of any process, suit, action or proceedings.

SECTION 9.3 (Submission to Jurisdiction)

(a) The Borrower irrevocably agrees that the Tokyo District Court and the New York State and/or Federal Courts sitting in New York City shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement, the General Agency Agreement or the Loan Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

(b) The Borrower irrevocably waives any objection which it might now or hereafter have to such courts being nominated as the forum to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement, the General Agency Agreement or the Loan Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

(c) The submission to the jurisdiction of such courts shall not (and shall not be construed so as to) limit the right of the Guarantor, to take proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions, preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(d) The Borrower hereby consents generally in respect of any legal action or proceedings arising out of or in connection with this Agreement, the General Agency Agreement or the Loan Agreement to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceedings, except in the case of enforcement proceedings in the Borrower’s Country relating to the assets of the Borrower which, under applicable law of the Borrower’s Country, are deemed to provide an essential public service.

SECTION 9.4 (Process Agents)

(a) The Borrower agrees that, without limiting any other means available to the Guarantor, the process by which any suit, action or proceeding is begun shall include service of such process (or any other document) on the Borrower by delivery:

(i)

in Japan, to Abe & Matsutome Law Office (the “Borrower's Tokyo Process Agent”) for the time being presently located at Shuwa Kioicho Park Bldg., Suite 703, 3-6 Kioicho, Chiyoda-ku, Tokyo 102-0094, Japan; or

(ii)	in New York, to CT Corporation System (the “Borrower's New York Process Agent”) for the time being presently located at 111 Eighth Avenue, New York, NY 10011 USA.

(b) If, for any reason, any of the Borrower's Tokyo Process Agent or the Borrower's New York Process Agent shall cease, or shall not be capable, so to act, the Borrower shall promptly and irrevocably designate and appoint another agent acceptable to the Guarantor. Failure by the Borrower to designate or appoint another agent acceptable to the Agent within fifteen (15) days shall entitle the Agent and the Guarantor to appoint a person as agent of the Borrower by notice to the Borrower.

(c) The Borrower undertakes to maintain at all times the foregoing at its own cost to act on its behalf in such manner in each of Tokyo and New York throughout the period that the Borrower has any actual or contingent obligations outstanding under this Agreement, the General Agency Agreement or the Loan Agreement and further undertakes to take, from time to time and so long as any amount payable hereunder remains outstanding, any and all action (including the execution and filing of any and all documents and instruments) that may be necessary to effect and to continue the foregoing appointments and designation in full force and effect.

SECTION 9.5 (Waiver of Immunity)

To the extent that the Borrower may in any jurisdiction claim for itself or its assets immunity from process, suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Borrower hereby irrevocably consents generally to the giving of relief by way of process of enforcement (including the arrest, detention or sale of any state property) and, for the avoidance of doubt, the Borrower further irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and, for the avoidance of doubt, in relation to any proceedings that may be taken in the United States, the foregoing waiver of immunity shall have effect under, and be construed in accordance with the Foreign Sovereign Immunity Act of the United States of America 1976.

Article X
Miscellaneous

SECTION 10.1 (No Release)

No claim or dispute arising out of or in connection with the Loan Agreement or the General Agency Agreement or any other agreements, documents or instruments to which the Borrower is a party shall have any effect upon the Borrower's obligations under this Agreement or the General Agency Agreement nor in any way be deemed to release the Borrower therefrom, such obligations being absolute, irrevocable and unconditional.

SECTION 10.2 (Remedies Cumulative)

The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies provided by Law.

SECTION 10.3 (Partial Illegality)

If at any time any provision hereof becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction, the legality, validity and enforceability of any other provisions hereof (or the legality of such provision in any other jurisdiction) shall in no way be affected or impaired thereby.

SECTION 10.4 (Change of Evidence of Authority)

(a) In the event of any change in the matters referred to in the documentary evidence provided for in Article VI(d)(ii) (Conditions Precedent) hereof, the Borrower shall promptly notify the Guarantor in writing of such change and, at the same time, furnish to the Guarantor relevant documentary evidence in respect of such change as well as certified specimen signatures of and certificates of incumbency in respect of any person(s) who are referred to in such documentary evidence as changed, if such change involves replacement of or addition to the person(s) referred to in that Article.

(b) The Guarantor may rely upon and refer to the documentary evidence, certified specimen signatures and certificates of incumbency previously received by the Guarantor until such time as the Guarantor receives notice from the Borrower of such change as well as the relevant documentary evidence as aforesaid.

SECTION 10.5 (Communications)

(a) Unless otherwise specified herein, all notices, requests, demands and other communications to or upon the parties hereto shall be given or made by personal delivery, by internationally recognised courier service, or by telex, telegram or facsimile (in the case of facsimile, to be promptly confirmed by the delivery of the original copy thereof by internationally recognised courier service) addressed as follows:

If to the Guarantor:

Japan Bank for International Cooperation
International Finance Department III
4-1, Ohtemachi 1-chome,
Chiyoda-ku, Tokyo 100-8144, Japan
Attention: Director General
Facsimile: +81 3 5218-3965

If to the Borrower:

Brasil Telecom S.A.
SIA/Sul, ASP, Lote “D”, Bloco “B”
71.215-000 - Setor de Industria, Brasilia, DF Brazil
Attention: Diretor Financeiro
Facsimile: +5561-415-1593

with a copy to:
Brasil Telecom S.A.
SIA/Sul, ASP, Lote “D”, Bloco “B”
71.215-000 - Setor de Industria, Brasilia, DF, Brazil
Attention: General Counsel
Facsimile: +5561-415-1870

or in each case to such other address as any party hereto may designate by written notice to each of the other parties hereto.

(b) Notices, requests, demands or other communications given or made by personal delivery, courier or telegram shall be deemed to have been duly given or made on the date of receipt by the recipient, those given or made by telex or facsimile shall be deemed to have been duly given or made, in the case of telex, when the answerback code of the recipient thereof is duly received by the sender or, in the case of facsimile, when such facsimile in a legible readable form is duly received by the intended recipient; provided, further, that those given or made by telex, telegram or facsimile which are transmitted after normal working hours or on a day which is not an ordinary working day in the place where the recipient is located (which term “ordinary working day” shall exclude Saturday and Sunday) shall be treated as having been received by such recipient on the first such ordinary working day immediately thereafter.

SECTION 10.6 (Use of English Language)

All notices, documents, information and materials to be furnished under this Agreement shall be in the English language.

SECTION 10.7 (Abbreviation)

This Agreement may be referred to as “Indemnity Agreement for Brasil Telecom Guarantee” in communications between the Guarantor and the Borrower as well as in relevant documents.

SECTION 10.8 (Counterparts)

This Agreement may be executed in any number of counterparts all of which when taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

SECTION 10.9 (Loan Defaults)

The Borrower hereby acknowledges for the express benefit of the Guarantor that the breach of its obligations hereunder or under the General Agency Agreement or any material misrepresentation hereunder may give rise to an Event of Default under the Loan Agreement subject to the terms thereof, whereupon the Guarantor may cause the acceleration of the Loan and exercise all rights and remedies available to it by Law, hereunder or as subrogee of the LENDERS under the Loan Agreement.

SECTION 10.10 (Amendments)

No provision of this Agreement may be amended or modified except by an instrument in writing signed by the Guarantor and the Borrower.

SECTION 10.11 (No Assignment)

This Agreement shall be binding upon and inure to the benefit of the Borrower and the Guarantor and their respective successors and assigns, provided that the Borrower may not assign or transfer any or all of its rights or obligations hereunder to any Person in any manner whatsoever without the prior written consent of the Guarantor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE BORROWER:
Brasil Telecom S.A.

By: ________________________
Name:	Carla Cico
Title:	Chief Executive Officer

By: ________________________
Name:	Paulo Pedrão Rio Branco
Title:	Financial Executive Officer

THE GUARANTOR:
Japan Bank for International Cooperation

By: ________________________
Name:	Katsunori Kudo
Title:	Resident Executive Director for the Americas

THE COLLECTION AGENT:
Sumitomo Mitsui Banking Corporation

By: ________________________
Name:	Shuntaro Higashi
Title:	Managing Director and Head of the Americas Division

Witnesses for the purposes of Article 585,
II of the Brazilian Code of Civil Procedure

By: ________________________
Name:
Identification No.:
Tax ID No.:

By: ________________________
Name:
Identification No.:
Tax ID No.:

Annex A

Form of Guarantee Agreement
[Attached]

Annex B

Form of Consent of Borrower's Agents for Service of Process
(the Borrower's __________1 Process Agent)

Date: ______________

To:	Japan Bank for International Cooperation International Finance Dept. III 4-1, Ohtemachi 1-chome, Chiyoda-ku, Tokyo 100-8144, Japan

Attn: Director General
Re: Brasil Telecom S.A. (the “Borrower”)

Gentlemen:

Reference is made to the Indemnity Agreement dated March 24, 2004 (the “Agreement”) between Brasil Telecom S.A. as borrower, Japan Bank for International Cooperation, as guarantor and Sumitomo Mitsui Banking Corporation, as collection agent.

Pursuant to the Agreement, the Borrower has irrevocably and unconditionally appointed the undersigned at the undersigned's office presently located at [ ] as its agent to accept service of legal process in connection with legal actions, suits or proceedings commenced in [ ]2 and any appellate court therefrom in connection with the Agreement.

The undersigned hereby (a) informs you that it has received a copy of the Agreement and accepts such appointment by the Borrower as is set forth in the Agreement and (b) agrees with you that (i) it will not terminate such agency relationship prior to the termination of the Agreement, (ii) it will maintain an office in __________ 1 until the termination of the Agreement and will give you prompt notice of any change of address, (iii) it will perform its duties in accordance with the Agreement, and (iv) it will promptly forward to the Borrower at its address as specified in the Agreement any summons, complaint or other legal process which it receives in connection with its appointment as such agent of the Borrower.

This acceptance and agreement shall be binding upon the undersigned and all successors of the undersigned including all persons hereafter acting in the capacity of the undersigned or otherwise in charge of the office of the undersigned.

[1]	Insert either Tokyo or New York.
[2]	Insert either the Tokyo District Court or the New York State and/or Federal Courts sitting in New York City.

Very truly yours,

___________________
(Authorized Signature)